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                                                                  Execution Copy

                 INTEGRATION CONSULTING/NONCOMPETITION AGREEMENT

         THIS INTEGRATION CONSULTING/NONCOMPETITION AGREEMENT ("Consulting Agreement") is made and entered into on November 8, 1999 between Tefron U.S. Holdings Corp., Delaware corporation (the "Parent"), and Nathan H Dardick, an individual who resides in the State of Illinois (the "Consultant"). Terms not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below).

         WHEREAS, the Consultant is a principal stockholder and director of Alba-Waldensian, Inc., a Delaware corporation (the "Company");

         WHEREAS, concurrently herewith the Parent and AWS Acquisition Corp., a Delaware corporation and the Parent's wholly-owned subsidiary ("Purchaser"), and the Company are entering into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement") pursuant to which the Purchaser agrees to make a tender offer (the "Offer") for all outstanding Shares of the Company, to be followed by a merger (the "Merger") of the Purchaser or a wholly-owned subsidiary thereof with and into the Company;

         WHEREAS, the Parent desires to avail itself of the Consultant's experience and expertise on the terms and conditions hereinafter set forth; and

         WHEREAS, the Consultant is willing to render consulting services to the Parent to assist in the integration of the business of the Company with the business of Parent and its affiliates (such businesses, collectively, the "Businesses") on the terms and conditions hereinafter set forth and to refrain from certain activities in competition with the Businesses;

         NOW, THEREFORE, in consideration of the premises, the mutual promises of the parties, and other good and valuable consideration, it is hereby agreed as follows:

         1. Consulting Period. The Parent shall retain the Consultant, and the Consultant shall serve the Parent, in an advisory and consulting capacity for the period commencing on the Takedown Date (the "Initial Date") and ending on the effective date of the Merger (such period being hereinafter referred to as the "Consulting Period").

         2. Consulting Services. The Consultant agrees to render such advisory and consulting services during the Consulting Period with respect to the integration of the Businesses as the Parent may reasonably request from time to time. The Parent and the Consultant shall mutually agree upon the time and place where the services shall be performed. During the Consulting Period, the Consultant will from time to time, at the request of the Parent, consult with and advise the officers of the Parent and the Company with respect to the integration of the Businesses.

         Nothing in this Consulting Agreement shall preclude the Consultant from engaging for compensation in any business, employment, occupation or other activity (either as an employee or on his own behalf) not prohibited by the provisions of Section 6 hereof.
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         3. Compensation for Consulting Services and Noncompetition Agreement.
For the Consultant's services to the Parent during the Consulting Period, and the Consultant's observance of his agreements set forth in this agreement, the Parent shall pay the Consultant a fee of $100,000 (the "Consulting Fee") for services requested by the Parent as described herein. Consultant shall be paid the Consulting Fee in two equal installments of $50,000. The first installment shall be paid on the date on which Purchaser pays for Shares tendered pursuant to the Offer and the second installment shall be paid upon the effective date of the Merger. The Consultant will be reimbursed by the Parent for all reasonable travel, food, lodging or similar expenses incurred in connection with his duties hereunder which are approved by Parent in advance of the incurrence of such expenses. In consideration of the Consultant's agreement to enter into the covenant not to compete set forth in paragraph 6 below, Consultant shall be paid $50,000 (the "Noncompetition Payment") which payment shall be made to the Consultant on March 31, 2001.

         4. Disability During Consulting Period. In the event the Consultant shall, in the opinion of competent medical authority, become disabled prior to the expiration of the Consulting Period and as a result of such disability shall be substantially unable to perform the services required of him hereunder, the Consultant shall thereupon be relieved of any further obligation to perform such services and the Parent shall pay to the Consultant a pro rata portion of the Consulting Fee through the date of disability.

         5. Death of Consultant. The Consulting Agreement shall terminate upon the death of the Consultant. In the event of the Consultant's death, the Parent shall pay to the Consultant's legal representative a pro rata portion of the Consulting Fee through the date of death.

         6. Restrictive Covenants. In consideration of the Offer, the transactions contemplated by the Merger Agreement, the Noncompetition Payment and the other provisions hereof:

                  (a) Covenant Not to Compete. The Consultant hereby agrees that, for a minimum of thirty months from the Initial Date (the "Noncompetition Period"), the Consultant shall not (i) in any geographic area where the Parent or its controlling shareholder or the Company conducts business during the Noncompetition Period, engage in or participate in, directly or indirectly (whether as an officer, director, employee, partner, consultant, holder of an equity or debt investment, lender or in any other manner or capacity), or lend his name (or any part or variant thereof) to, any business which is, or as a result of the Consultant's engagement or participation would be involved in the industry in which the Parent or the Company operates, (ii) deal, directly or indirectly, in a competitive manner with any customers doing business with the Parent or the Company during the Noncompetition Period (except in connection with the performance of his services hereunder), or (iii) solicit or employ any officer or employee of the Parent or its controlling shareholder or the Company to become an officer, director, employee or agent of the Consultant, his affiliates or anyone else. At no time shall the Consultant engage in or participate in, directly or indirectly, any business conducted under any name that shall be the same as or similar to the name of the Parent or the Company or any trade name used by them. Notwithstanding the foregoing, it is expressly understood and agreed that ownership by the Consultant, in the aggregate, of less than 5% of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or actively traded in the over-the-counter market that would otherwise be prohibited by clause (i) above shall not be deemed to constitute a violation of such provision.

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                  (b) Intellectual Property. During the Consulting Period,
Consultant will disclose to the Parent all ideas, inventions and business plans developed by Consultant during such period which relate directly or indirectly to the Businesses, including, without limitation, any process, operation, product or improvement which may be patentable or copyrightable. Consultant agrees that such will be the property of the Parent and that Consultant will at the Parent's request and cost do whatever is necessary to secure the rights thereto by patent, copyright or otherwise to the Parent. The Consultant shall be prohibited from making use of or implementing any such ideas, inventions or business plans in connection with his employment with a business that is considered a competitor under Section 6(a)(i) hereof.

                  (c) Confidentiality. During the Consulting Period and at all times thereafter, Consultant agrees that he will not divulge to anyone (other than the Parent or the Company or any persons employed or designated by the Parent or the Company) any knowledge or information of any type whatsoever whether of a confidential nature or otherwise relating to the business of the Parent or the Company or any of their respective subsidiaries or affiliates, including, without limitation, all types of trade secrets (unless readily ascertainable from public or published information or trade sources) and customer and supplier information (the foregoing, collectively, the "Confidential Information"). Consultant further agrees not to disclose, publish or make use of any Confidential Information without the prior written consent of the Parent. Upon termination of this Agreement, the Consultant or his personal representative shall promptly deliver to the Company all books, memoranda, plans, records and written data of every kind relating to the business and affairs of the Company or the Confidential Information which are then in the Consultant's possession. In the event that the Consultant is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or other similar process) to disclose any of the Confidential Information, Consultant shall provide the Parent with prompt written notice of any such request or requirement so that the Parent may seek a protective order or other appropriate remedy an/or waive compliance with the provisions of this Section 6(c). If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, the Consultant is, in the opinion of counsel, legally compelled to disclose Confidential Information, the Consultant may, without liability hereunder, disclose only that portion of the Confidential Information which such counsel advises the Consultant is legally required to be disclosed.

                  (d) Business Goodwill. During the Consulting Period and at all times thereafter, Consultant will make only positive comments about the Parent and the Company and their respective affiliates, directors, officers, employees and agents, and shall make no comments or take any other actions, direct or indirect, that will reflect adversely on any of the foregoing or adversely affect their business reputation or good will.

                  (e) Remedy for Breach. The Parent shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of this Section 6 and the Consultant hereby consents that such restraining order or injunction may be granted without the necessity of the Parent's posting any bond.

         7. Miscellaneous. (a) Independent Contractor Status. Consultant acknowledges and agrees that, from and after the Initial Date, his status at all times shall be that of an independent contractor, and that he may not, at any time, act as a representative for or on behalf

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of the Parent or the Company for any purpose or transaction, and may not bind or otherwise obligate the Parent or the Company in any manner whatsoever without obtaining the prior written approval of the Parent therefor. The parties hereby acknowledge and agree that all Consulting Fees paid during the Consulting Period shall represent fees for his consulting services as an independent contractor, and shall therefor be paid without any deductions or withholdings taken therefrom for taxes or any other purpose. The Consultant further acknowledges that the Parent makes no warranties as to any tax consequences regarding payment of such Consulting Fees, and specifically agrees that the determination of any tax liability or other consequences of the payment set forth above is his sole and complete responsibility and that he will pay all federal, state and local taxes, if any, assessed on such payments, but will not be responsible for any taxes or penalties imposed by any taxing authority against the Parent or the Company for its failure to properly report the Consultant's earnings under this Agreement.

                  (b) Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or by courier, telegraphed, telexed or by facsimile transmission (with a printed confirmation) or mailed by certified or registered mail, postage prepaid, addressed as follows:

         If to the Consultant:               If to the Parent:

         Nathan H Dardick                    c/o Tefron Ltd.
         2331 Orrington Avenue               28 Chida Street
         Evanston, IL 60201                  Bnei-Brak 51371
                                             Israel
         and:                                Attention: Arie Wolfson,
                                                        Chief Executive Officer
         Nathan H Dardick
         P.O. Box 731
         Captiva, FL 33924

         Any party may, by written notice to the others, change the address to which notices to such party are to be delivered or mailed, provided, that any such change of address shall only be effective upon receipt.

         (c) General. No party hereto may assign his or its rights or delegate his or its duties hereunder without the prior written consent of the other party. To the extent any provision of this Consulting Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Consulting Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Consulting Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may be validly and enforceably covered. This Consulting Agreement (i) contains the entire agreement between the parties with respect to the subject matter hereof (other than the Purchase Agreement), and supersedes all previous negotiations, commitments and writings, (ii) may be amended, modified, altered or terminated, and any of its provisions waived, only in a writing

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signed on behalf of the parties hereto, (iii) shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to the applicable conflicts of laws and (iv) shall terminate with no further obligation of either party hereto to the other upon the termination of the transactions contemplated by the Merger Agreement pursuant to the terms thereof. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Illinois state or federal court sitting in the City of Chicago for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Illinois state or federal court sitting in the City of Chicago. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state of Illinois, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Illinois or federal court sitting in the City of Chicago. Each of the parties hereto agrees to reimburse the other for any reasonable costs and expenses, including reasonable legal fees incurred by such party in connection with the collection of any amounts payable by the other party hereunder which are not paid in a timely manner.

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         IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the day and year first above written.


                                            TEFRON U.S. HOLDINGS CORP.:


                                            By:
                                                --------------------------------
                                                Name:
                                                Title:


                                            ------------------------------------
                                            NATHAN H DARDICK